Exhibit 99.2

Tetraphase Pharmaceuticals Appoints Gerri Henwood to Board of Directors

WATERTOWN, Mass.; April 15, 2015 - Tetraphase Pharmaceuticals, Inc. (NASDAQ:TTPH), a clinical stage biopharmaceutical company developing novel antibiotics to treat life-threatening multidrug-resistant (MDR) infections, today announced the appointment of Gerri Henwood, President and Chief Executive Officer of Recro Pharma, to the Company’s Board of Directors. Ms. Henwood brings more than 30 years’ experience in product commercialization, clinical development and regulatory approval processes to the Board. She replaces Steven Gullans, co-founder and partner of Excel Venture Fund.

“Gerri’s depth of industry and regulatory experience will be valuable to us as our lead antibiotic candidate, eravacycline, advances through the final stages of clinical development,” said Guy Macdonald, President and CEO of Tetraphase. “Additionally, her biotechnology leadership experience will provide important organizational and operational guidance.”

Macdonald continued, “We also thank Steve for his years of service on the Board. Over his five-year tenure, his advice has been extremely helpful to us throughout the development of our antibiotic pipeline.”

Ms. Henwood currently serves as President and Chief Executive Officer and Director of Recro Pharma, a publicly-traded, clinical-stage, specialty pharmaceutical company. From 2006 to 2013, Ms. Henwood served as the President of Malvern Consulting Group. She is the co-founder of Auxilium Pharmaceuticals, and served as its President, Chief Executive Officer and director from 1999 to 2006. Prior to founding Auxilium, Ms. Henwood founded, in 1985, a contract research organization, IBAH, Inc. Prior to founding IBAH, Inc., Ms. Henwood began her career with Smith Kline & French, now part of GlaxoSmithKline plc, in the pharmaceutical management program, most recently as Group Director—Marketing in the International Pharmaceutical Division. Ms. Henwood currently serves on the board of two private companies and was previously a member of the board of directors of MAP Pharmaceuticals, Inc. and Alkermes plc. Ms. Henwood received a B.S. in Biology from Neumann College.

About Tetraphase Pharmaceuticals, Inc.

Tetraphase is a clinical-stage biopharmaceutical company using its proprietary chemistry technology to create novel antibiotics for serious and life-threatening MDR bacterial infections, including those caused by many of the MDR Gram-negative bacteria highlighted as urgent public health threats by the CDC. Tetraphase’s lead product candidate, eravacycline, is being developed as a broad-spectrum intravenous and oral antibiotic in the IGNITE program (Investigating Gram-negative Infections Treated with Eravacycline). This program includes two phase 3 clinical trials: IGNITE1 for the indication of complicated intra-abdominal infections (cIAI) and IGNITE2 for the indication of complicated urinary tract infections (cUTI). Tetraphase has created more than 3,000 novel tetracycline analogs using its proprietary technology platform. In addition to eravacycline, Tetraphase’s pipeline includes TP-271 and TP-6076, preclinical antibiotic candidates that are currently being evaluated for clinical suitability. Please visit www.tphase.com for more company information.

Investor Contacts:

Tetraphase Pharmaceuticals	Argot Partners
Teri Dahlman	Susan Kim
617-600-7040	212-600-1902
tdahlman@tphase.com	susan@argotpartners.com

Media Contact:

Sam Brown Inc.
Mariesa Kemble
608-850-4745 mariesakemble@sambrown.com

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